Exhibit 5.1

609 Main Street

Houston, TX 77002

United States

+1 713 836 3600	Facsimile: +1 713 836 3600

www.kirkland.com

April 14, 2022

Delek Logistics Partners, LP 7102 Commerce Way Brentwood, Tennessee 37027

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2022 under the Securities Act of 1933, as amended (the “Securities Act”), by the Partnership. The Registration Statement relates to the issuance and sale from time to time, of up to $200,000,000 of common units representing limited partner interests in the Partnership (the “Securities”) in one or more offerings from time to time on a delayed or continuous basis pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Registration Statement, including the prospectus contained therein (the “Prospectus”), and the exhibits thereto; (ii) the Certificate of Limited Partnership of the Partnership, dated as of April 23, 2012, and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 13, 2020, each as amended to date (the “Partnership Agreement”); (iii) the Fourth Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), dated as of August 13, 2020, and the Certificate of Formation of the General Partner, dated as of April 23, 2012, each as amended to date; and (iv) minutes and records of the partnership and limited liability company proceedings of the Partnership and the General Partner.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Partnership and the General Partner and the due authorization, execution and delivery of all

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Delek Logistics Partners, LP

April 14, 2022

documents by the parties thereto other than the Partnership and the General Partner. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Partnership and the General Partner.

We have also assumed that:

(i)

the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

(ii)

a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

(iii)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;

(iv)	the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement and the applicable Prospectus Supplement;

(v)	the Securities offered do not violate any law applicable to the Partnership, or result in a default under or breach of any agreement or instrument binding upon the Partnership;

(vi)

the Partnership will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered;

(vii)

the Securities offered will comply with all requirements and restrictions, if any, applicable to the Partnership, whether imposed by any court or governmental or regulatory body having jurisdiction over the Partnership; and

(viii)

a definitive purchase, underwriting or similar agreement (each, an “Underwriting Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by or on behalf of the Partnership and the other parties thereto.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the Partnership has taken all necessary action to approve the issuance of the Securities, the terms of the offering and related matters and (ii) the Securities have been issued and delivered in accordance with the terms of the applicable Underwriting Agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Securities will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303,

Delek Logistics Partners, LP

April 14, 2022

17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in any Prospectus Supplement and the Prospectus).

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the DRULPA and the Delaware Limited Liability Company Act (“DLLCA”), including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the DRULPA or the DLLCA be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP